Exhibit 10.15

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of May 3, 2022 (the “Effective Date”), by and between Smart Repair Pro Inc, with its principal place of business at Hanechoshet 3, Tel Aviv (“Assignor”), and Jeffs’ Brands Ltd., with its principal place of business at Hanechoshet 3, Tel Aviv (“Assignee”) (hereinafter referred to collectively as the “Parties” and individually as a “Party”).

WHEREAS,	Assignor has agreed to irrevocably transfer and assign to Assignee all of its rights, title and interest under a loan agreement made by and between the Assignor and Medigus Ltd (the “Borrower”) dated October 15, 2020, January 1, 2021, February 3, 2021 and February 9, 2021 (the “Loans Agreement”);

WHEREAS,	Assignor wishes to assign its entire rights and obligations in the Loan Agreement to Assignee (the “Assigned Rights”) and Assignee wishes to assume the foregoing in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	ASSIGNMENT

1.1.	Assignment. The Assignor hereby assigns to the Assignee the Assigned Rights effective on the Effective Date in accordance with this Agreement, subject to and at the IPO.

1.2.	Accurate and Complete Copy of the Agreement. The Assignor represents and warrants to the Assignee that an accurate and complete copy of the Loan Agreement is attached as Exhibit A to this Agreement.

1.3.	Absence of Effect on Agreement. Nothing contained herein shall affect the interpretation of, or amend or otherwise define or limit, the Agreement, which remains in full force and effect and binding on the parties prescribed therein.

2.	CONSIDERATION

2.1.	In consideration of the assignment of the Assigned Rights, upon the effectiveness of the assignment prescribed in Section 1.1 above, the Assignor shall be issued with (i) such amount of ordinary shares of the Assignee, equals to all outstanding principal amount specified under the Loan Agreement, divided by a price per share calculated based on a pre-money company valuation of US$10,000,000, on an issued and outstanding basis immediately prior to the IPO (as such term is defined below), and (ii) all outstanding interest amount, as defined under the Loan Agreement, paid in cash (subject on Section 3 below).

2.2.	“IPO” means an initial public offering of the shares of the Assignee, registered pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or the securities laws of another jurisdiction as determined by the Board of the Assignee.

3.	Withholding Rights.

3.1.	Right to Withhold. Borrower understands and acknowledges that Assignee may require to deduct or withhold certain amounts pertaining to the repayment and/or conversion of any loan amount, as defined under the Loan Agreement. The Borrower shall bear all obligations associated with amounts required for withholding from any consideration payable or otherwise deliverable to the Assignee pursuant to the Loan Agreement and this Agreement, and shall immediately upon the demand of Assignee, indemnify, reimburse and hold Borrower harmless against any damages, suits and/or liabilities arising thereto.

3.2.	Tax Rulings; Withholding Certificates. Notwithstanding the provisions of this Section 3, with respect to any amount deducted or withheld under the Israel Income Tax Ordinance [New Version] 5721-1961 (the “Ordinance”) pursuant to Section 2, if Borrower has provided to the Assignee, prior to any payment payable pursuant to this Agreement, with a valid certificate or ruling issued by the Israel Tax Authority regarding the deduction or withholding of tax (including the reduction of tax to be withheld, an exemption from withholding or any other instructions regarding the payment of withholding) (the “Tax Certificate”) from any consideration payable to Assignee hereunder, then the withholding (if any) of any amount under the Ordinance from the consideration payable to Assignee hereunder, and the payment of the consideration or any portion thereof, shall be made in accordance with the provisions of such Tax Certificate. For the avoidance of doubt, a Tax Certificate under the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, valid on the payment date, shall be treated as a valid Tax Certificate.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Authority. Each Party represents and warrants that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and that the performance of such obligations will not conflict with or result in a breach of any agreement to which such Party is a party or is otherwise bound.

5.	GENERAL

5.1.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel and the competent courts in Tel Aviv shall have exclusive jurisdiction in all matters pertaining to this Assignment and Assumption Agreement.

5.2.	Modifications; Waivers. This Agreement shall not be modified, waived or terminated except pursuant to an agreement in writing signed by the party against whom such modification, waiver or termination is to be enforced.

5.3.	Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions or of this Agreement as a whole will not be affected; and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

5.4.	Entire Agreement. This Agreement serves to document formally the entire understanding between the Parties relating to the subject matter hereof, and supersedes and replaces any prior or contemporaneous agreements, negotiations or understandings (whether oral or written) relating to the same subject matter. No amendment or modification of any provision of this Agreement will be effective unless in writing and signed by a duly authorized signatory of the Party against which enforcement of the amendment or modification is sought.

5.5.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Assignor	Assignee

By:	By:
Name (Print):	Name (Print):
Title:	Title:

Acknowledged by:

Borrower

By:
Name (Print):
Title:

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